Exhibit 10.18

Officer Benefits

UAL Corporation and United Air Lines, Inc.

Travel Benefits. Positive-space travel on United Airlines and United Express is provided to officers of UAL Corporation and United Airlines and their eligible dependents and enrolled friends when applicable. Cash payments are made to federal and state tax authorities on behalf of each officer to cover the tax liability arising from usage of these travel benefits. The travel benefit includes membership to United’s Red Carpet Club and enhanced status in United’s Mileage Plus Program for the officer and their spouse/domestic partner.

Financial Advisory Services. Support for financial planning and tax services are provided to all officers of UAL and United. Each new officer receives reimbursement of up to $9,000 per year for their first two years as a UAL or United officer. Each year’s allotment must be used in that calendar year. All work for services provided in 2009 will be reimbursed/paid before March 15, 2010.

Cash Match Program. The Company offers a Cash Match Program to all Officers of UAL Corporation and United Air Lines, Inc. This Program is designed to pay matching contributions to all officers in cash where, as a result of IRS limits, such matching contributions can not be made to the United Airlines Management and Administrative 401(k) Plan. In order to be eligible to receive this payment, officers must contribute the maximum deferral amount to their 401(K) Plan.

Club Memberships. Payment is made by United for the cost of social and business club memberships for certain officers where there is a benefit to be realized by the Company. The Company does not pay dues for clubs, which discriminate on the basis of race, sex, religion or national origin. Such memberships are authorized by the Chairman of the Board of Directors consistent with Company policies.

Health & Welfare Benefits. United has made arrangements with certain local hospitals to provide Company paid annual physical examinations for officers. The Company also reimburses officers for the cost of an annual medical examination if they obtain a physical outside of this program. All officers receive three times their base salary in variable life insurance coverage from Paragon/MetLife Insurance. The premium is paid by United. Officers are eligible to contribute an additional amount for coverage (from their own after-tax earnings), up to IRS limits, to leverage this program as a tax-advantaged investment option.

Company Cars & Parking. The Chairman, President and Chief Executive Officer is entitled to the use of cars owned or leased by United. For 2009, the Company did not own or lease any cars for the use of an individual executive, other than the Chief Executive Officer. Officers located at Headquarters, 77 W. Wacker, Chicago, IL 60601, receive Company paid parking.